Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G, dated October 2, 2019, with respect to the Common Stock of Resonant Inc., is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: October 2, 2019

MURATA MANUFACTURING CO., LTD.

By:	/s/ Ken Tonegawa
Name: Ken Tonegawa
Title: Senior Vice President

MURATA ELECTRONICS NORTH AMERICA, INC.

By:	/s/ David Kirk
Name: David Kirk
Title: CEO & President